Exhibit 99.1

Bruker BioSciences Announces Departure of Dr. Martin Haase

BILLERICA, Mass.—(BUSINESS WIRE)—Jan. 7, 2004—Bruker BioSciences Corporation (NASDAQ: BRKR) today announced that Dr. Martin Haase will leave the Company at the end of April 2004 to pursue other interests. Dr. Haase presently serves as Senior Vice President of Bruker BioSciences, and as President and CEO of its operating subsidiary Bruker AXS Inc.

It is intended that Dr. Martin Haase will continue in his present positions until April 30, 2004, working closely with Bruker BioSciences President and CEO Frank Laukien, to ensure continuity and the completion of the previously announced restructuring of the Bruker AXS life-science business. Moreover, Dr. Haase will continue to serve on the Board of Directors of Bruker BioSciences until December 2004.

Dr. Martin Haase commented: “For personal reasons, I have decided to leave the x-ray analysis business after almost 18 exciting years to pursue other interests. I am confident that Bruker AXS will do very well in the future, as it has a capable management team, and is well positioned to benefit from the investments we have made in recent years as part of Bruker BioSciences Corporation. I wish our Bruker AXS management team and employees all the best for a bright future. Finally, I would like to thank the Board, the shareholders, our collaborators and partners for their trust and excellent cooperation over the years.”

Frank H. Laukien, Ph.D., President and CEO of Bruker BioSciences, stated: “On behalf of the Company, I would like to thank Martin for his leadership and his many contributions to our x-ray solutions business over so many years. It has been a pleasure for me personally to work with Martin since 1997, and we all wish Martin the very best for his future endeavors.”

ABOUT BRUKER BIOSCIENCES CORP.

Bruker BioSciences, headquartered in Billerica, Massachusetts, is the publicly traded parent company of Bruker Daltonics Inc. and Bruker AXS Inc. Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry. Bruker AXS is a leading developer and provider of life science and advanced materials research tools based on X-ray technology. For more information about Bruker BioSciences Corporation, please visit www.bruker-biosciences.com.

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s reorganization strategies, integration risks, failure of conditions, technological approaches, product development, market acceptance, cost and pricing of the Company’s products, changes in governmental regulations, capital spending and government funding policies, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our respective annual reports on Form 10-K for the year ended December 31, 2002, our most recent quarterly reports on Form 10-Q, our current reports on Form 8-K and the joint proxy statement/prospectus filed in connection with the merger. We disclaim any intent or obligation to update these forward-looking statements.

CONTACT: Bruker BioSciences Corporation

Michael Willett, 978-663-3660, ext. 1411

ir@bruker-biosciences.com

SOURCE: Bruker BioSciences Corporation